Exhibit 9.28(p)(2)

Appendix E

Code of Ethics - Personal Securities Trading

Code of Ethics Governing Personal Investment Activities. Section 17(j) of the 1940 Act (“Section 17(j)”) and Rule 17j-1 thereunder (“Rule 17j-1”) are intended to address the potential conflicts of interest arising from the personal investment activities of the Funds’ personnel. Rule 17j-1 requires the Funds to adopt a code of ethics containing provisions reasonably necessary to prevent “access persons” from engaging in any conduct prohibited by the rule.

In connection with the formation of the Funds, each Fund adopted a Code of Ethics (the “Code of Ethics”) addressing personal transactions in securities within the context of Section 17(j) and Rule 17j-1.

Personal trading of securities by access persons must be done in accordance with the requirements of the Codes of Ethics. In addition, the Code of Ethics has also been adopted by M2 Financial LLC and is applicable to its personnel and each sub-adviser retained by M2 Financial LLC or the Funds has adopted a code of ethics applicable to its personnel. See M2 Financial LLC’s compliance manual topics on Code of Ethics.

M2 Financial LLC

Code of Ethics and Personal Trading Policy

1.	Code of Ethics

As noted in Policy I - Management Oversight, the Advisers Act imposes a fiduciary duty on investment advisers. As a fiduciary, M2 Financial LLC (M2 Financial LLC) has a duty of utmost good faith to act solely in the best interests of each of our clients. Our clients entrust us with their funds, which in turn places a high standard on our conduct and integrity. Our fiduciary duty compels all associated persons to act with the utmost integrity in all of our dealings. This fiduciary duty is the core principle, in conjunction with Rule 204-1 of the Advisor’s ACT, underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

These Code of Ethics’ Principles express M2 Financial LLC recognition of its responsibilities. They apply to all associated persons of the firm. As used herein, “associated person” means any manager, director, officer, partner, Investment Advisory Representative, clerical, administrative or other associated person of the firm. Any/all references in this Code of Ethics and Personal Trading Policy to the term CCO or Compliance Officer will represent Edward Keiley.

2.	Standards of Business Conduct

This Code of Ethics consists of the following core principles:

1.	The interests of clients will be placed ahead of the firm’s or any associated person’s own investment interests.

2.	Associated persons are expected to conduct their personal securities transactions in accordance with the Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client. Associated persons with questions regarding the appearance of a conflict with a client should consult with the CCO before taking action that may result in an actual conflict.

3.	Associated persons will not take inappropriate advantage of their position with the firm.

4.	Associated persons are expected to act in the best interest of each of our clients, to include:

•	Not soliciting clients through false or misleading communications or advertisements.

•	Not engaging in conduct involving dishonesty, fraud, deceit, or misrepresentation, or knowingly make a false or misleading statement to a client, employer, Associated persons, professional colleague, governmental or other regulatory body or official, or any other person or entity.

•	Regarding discretionary authority, acting only in accordance with the authority set forth in the governing legal instrument (e.g., special power of attorney, trust, letters testamentary, etc.).

•	Not commingling client funds or other property with an Associated person’s personal funds and/or property of the firm.

•	Not disclose any confidential information without the specific consent of the client in compliance with M2 Financial LLC ’ Confidentiality and Privacy Policies.

5.	Associated persons are expected to comply with federal securities laws such as the Investment Advisors Act of 1940, Investment Company Act of 1940, the Securities Act of 1933, etc.

Strict adherence to this policy will assist the Associated persons in complying with this important requirement.

3.	Protection of Material Nonpublic Information

It is the policy of M2 Financial LLC that no transaction may be initiated in any security by any Associated persons, either for the account of a client or for an Associated person’s own account, when any person at the firm may be in possession of material, non-public information with respect to such security. Such non-public information shall include information concerning proposed sales by the firm, on behalf of its clients, of significant amounts of an issuer’s securities or pending negotiations by the firm for the purchase or sale of significant amounts of such securities.

Non-public information also includes material information concerning the business or prospects of any issuer of securities that may have come into the possession of any Associated persons of the firm under circumstances in which there is a reasonable basis for a belief that such information: (a) derives from members of the issuer’s management or other persons in a fiduciary or confidential relationship with the issuer; or (b) has otherwise been received from a source under circumstances in which such source reasonably expected confidentiality to be maintained. Any Associated persons who has such information, or who believes he or she may possibly be construed to have it, must report immediately to the compliance officer all facts relating to the situation.

Any Associated person who has such information or believes he/she may have such information, whether derived from a source within or outside our firm, must pursue either one or both of the following courses of action, depending on his/her evaluation of the circumstances:

1.	He/she must notify the operations department that the security involved is restricted and that no solicited orders to buy or sell it are permitted. He/she must also review any unsolicited orders prior to entry to make sure that they are coincidental, unsolicited orders.

2.	He/she must immediately inform CCO of the full circumstances surrounding the receipt of non- public information; they must then consider together whether such information is material and, if necessary, consult the firm’s attorney. If in doubt, the stock should be restricted pending further study or outside developments.

If the information previously deemed material becomes public, the same persons who initiated the restrictions may rescind them.

It is equally important that Associated persons recognize that material; non-public information must not be disclosed to third parties, whether they are relatives, friends, or business associates. As to any and all negotiations or discussions held between Associated persons and third parties concerning the acquisition or disposition of substantial firm portfolio positions, it shall be premised that the occurrence of such discussions or negotiations or the substance thereof constitute material, non-public information and such discussions shall not be disclosed to any person outside the firm.

Under the Federal Securities laws, the penalty for trading while in possession of material inside information can include a prison term and a civil penalty of three times the profit earned, or loss avoided as a result of the transaction.

4.	Personal Conduct

A.	Acceptance of Gifts

Associated persons are prohibited from receiving any gift, gratuity, hospitality, or other offering of more than de- minimis value ($100) from any person or entity doing business with M2 Financial LLC. This gift policy generally excludes items or events where the Associated person has reason to believe there is a legitimate business purpose. Note all Gifts in excess of the $100 threshold require the use of M2 Financial LLC’s Gift/entertainment pre-approval form and approved by the CCO and CEO/President.

B.	Service as Director for an Outside Company

Any Associated person wishing to serve as director for an outside company (public or private) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and our clients.

C.	Outside Business Interests

All outside business activities must be monitored and reviewed by the CCO. Prior to accepting and initiating any outside business, related or not, Associated persons must consult the CCO. Outside employment for non-exempt Associated persons may be considered for approval provided there is no conflict of interest and it does not interfere with their primary job requirements at M2 Financial LLC. Approval for outside employment for exempt and commissioned Associated persons must be obtained through the means of a review procedure with the CCO to determine the potential for conflict of interest. On an annual basis, all Associated persons will be required to certify if they have obtained outside employment, providing the company name, address, phone number and listing of job duties as required. All certifications will be kept on file in operations.

D.	Annual Associated person Acknowledgement

New Associated persons must acknowledge they have read, and they understand and agree to comply with this Code of Ethics and Personal Trading Policy. As required by SEC Rule 204A-1, all Associated persons are required to acknowledge such annually in connection with the firm’s annual policy acknowledgement process. All Associated persons acknowledgements will be kept on file in operations.

5.	Personal Trading and Reporting Requirements

A.	Holdings Report

All Associated persons, upon employment with the firm, must submit through the designated COE platform a report of their current securities holdings for all accounts held with another firm/broker dealer to include:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Associated persons has any direct or indirect beneficial ownership.

•	The name of any broker, dealer or bank with which the Associated person maintains an account in which any securities are held for the Associated person’s direct or indirect benefit; and

•	The date the report is submitted to the CCO.

All holdings’ reports must be submitted no later than 10 days after employment begins with M2 Financial LLC and the information must be current as of a date no more than 45 days prior to the date of submission. In addition, in lieu of transaction reports, each Associated person shall be required to have M2 Financial LLC receive a duplicate copy through COE platform, no less than when activity occurs or no greater than a quarterly basis, of the account statement for each account maintained by an Associated person, his or her spouse or immediate family member held away from M2 Financial LLC . Each Associated person will certify on an annual basis that he/she has not bought or sold any securities except as shown on the provided statements. The CCO will review and initial all held away account statements that are received. In the event that a statement is not available within 30 days of the quarter end for any held away account, the Associated person would be required to submit a holdings summary detailing any/all transactions that have occurred within that quarter.

Periodically, all M2 Financial LLC associated person’s accounts will be reviewed by the CCO, to verify that all Associated persons purchases or sells are in compliance with M2 Financial LLC’s policies and procedures.

B.	Personal Trading Restrictions

6.	Pre-approval of All Personal Securities Transactions Regarding Equities, ETF’s, Initial Public Offerings and Private Placements.

All Associated persons are required to obtain approval from the CCO before completing any securities transactions involving equities held in the firm’s ETFs, the individual ETFs, an initial public offering (“IPO”) or a private placement. All personal securities transaction approvals will be retained by operations.

7.	Personal Securities Transactions Restricted “Black-Out” Period.

All Associated persons are restricted when a client places a transaction or receives a recommendation to complete a securities transaction regarding an equity or ETF, from completing a personal securities transaction in the same security for their own account. This “black-out” restriction applies to all Associated persons and Associated person’s related accounts.

No Access Person may: purchase or sell, directly or indirectly, a Security for his or her own account 30 days before or after the time that the same security or Related Security (options) is being purchased or sold by any M2 Financial LLC fund; or purchase or sell, directly or indirectly, a Security for his or her own account that is the same Security or Related Security including affiliated funds under the direction of M2 Financial LLC without prior pre-clearance. The CCO may allow an override in certain situations as he deems appropriate

C.	Record Keeping Requirements

M2 Financial LLC will keep the following records regarding this Code of Ethics and Personal Trading Policy:

•	Historic copies of this Code of Ethics and Personal Trading Policy;

•	Associated person’s acknowledgements of receipt, either written or electronic, of the Code of Ethics and Personal Trading Policy;

•	Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

•	All personal transaction reports made by Associated persons and/or copies of brokerage statements for a rolling 1-year (example, September statements of current year will replace September statements of previous years); and

•	Trading approvals of all personal securities transactions in equities, ETFs, IPOs and private placements, as well as any documentation of the reasons M2 Financial LLC approved such transaction for a period of 6 years.

D.	De-Minimis Pre-Clearance Exemption

•	Equity Trades in 500 or fewer shares or 5 contracts if options of an issuer may be traded without limitation. *

•	Fixed Income Purchases and sales of $100,000 or greater of a single bond issue by supervised persons in their accounts shall not be executed prior to the completion of all client orders pending in the same bond.

•	Same Day Trade Prohibition-Short Swing. No Access Person may: purchase or sell, directly or indirectly, a Security for his or her own account before or after the time that the same security or Related Security (options) is being purchased or sold by any M2 Financial LLC fund; or purchase or sell, directly or indirectly, a Security for his or her own account that is the same Security or Related Security including affiliated funds under the direction of M2 Financial LLC without prior pre-clearance. The CCO may allow an override in certain situations as he deems appropriate

•	Pre-Clearance is required regardless of position size when the security is the same or related security held by any M2 Financial LLC fund.

8.	Code of Ethics and Personal Trading Policy Violations

All Associated persons are required to report promptly any violation of this policy to the CCO (including the discovery of any violation committed by another Associated person). Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy. Such violations will be reported to Senior Management on a timely basis.

Associated persons are encouraged to report any violations or apparent violations. Such reports by Associated persons will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined to not be a violation and CCO determined the Associated person reported such apparent violation in good faith.

9.	Code of Ethics and Personal Trading Policy Sanctions

Upon discovering a violation of this policy, the CCO may impose any sanctions as deemed appropriate, including disgorgement of profits, reversal of the trade or suspension of trading privileges.

10.	Portfolio Manager – Sub Advisor Oversight

The CCO will determine whether the sub advisor’s trading activities and Code of Ethics are consistent with the interests of the firm and our clients. To monitor these activities at the time of the sub advisor’s assignment and each quarter thereafter, the sub advisor will attest as to their compliance responsibilities including their Code of Ethics, report any violations, and corrective actions taken. The CCO will in turn report quarterly to the Capital-Force ETF Trust Board these details which will be memorialized in his CCO report.

* No Access Person may or purchase or sell regardless of trade size, directly or indirectly, a security for his or her own account that is the same Security or Related Security including affiliated funds under the direction of M2 Financial LLC without prior pre- clearance from the CCO.